EXHIBIT 99.5

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Docket No.       11-026-B-HC

In the Matter of

THE PNC FINANCIAL SERVICES GROUP, INC.

Pittsburgh, Pennsylvania

AMENDMENT OF CONSENT ORDER

WHEREAS, on April 13, 2011, The PNC Financial Services Group, Inc., Pittsburgh, Pennsylvania (“PNC”), a registered bank holding company, consented to the issuance of a Consent Order (the “2011 Board Consent Order”), in recognition of the common goals of the Board of Governors of the Federal Reserve System (the “Board of Governors”), the Federal Reserve Bank of Cleveland (the “Reserve Bank”), and PNC (a) that PNC maintains effective corporate governance and oversight over the consolidated organization, including the establishment and maintenance of robust risk management, compliance, and internal audit programs to ensure that the consolidated organization operates in a safe and sound manner and in compliance with all applicable Legal Requirements (as defined in the 2011 Board Consent Order); and (b) that PNC and its subsidiaries effectively manage their legal, reputational, and compliance risks;

WHEREAS, on April 13, 2011, PNC Bank, N.A., Wilmington, Delaware (the “Bank”), a national bank owned and controlled by PNC, consented to the issuance of a Consent Order by the Office of the Comptroller of the Currency (the “OCC”) (the “2011 OCC Consent Order”);

WHEREAS, the 2011 Board Consent Order required PNC to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the 2011 OCC Consent Order;

WHEREAS, Article VII of the 2011 OCC Consent Order required the Bank, among other things, to retain an independent consultant to conduct an independent review of certain residential mortgage loan foreclosure actions or proceedings for loans serviced by the Bank, the purposes of which were set forth in Article VII of the 2011 OCC Consent Order (the “Independent Foreclosure Review”);

WHEREAS, PNC has taken steps to ensure that the Bank complies with its obligations to conduct the Independent Foreclosure Review;

WHEREAS, in the interest of providing the greatest benefit to borrowers potentially affected by the practices at the Bank addressed in the 2011 OCC Consent Order in a more timely manner than would have occurred under the Independent Foreclosure Review, the Board of Governors and the OCC, within their respective jurisdictions, PNC, the Bank, and several other financial institutions with mortgage loan servicing operations have agreed to amend their respective 2011 Consent Orders;

WHEREAS, PNC and the Board of Governors intend PNC’s obligations under the 2011 Board Consent Order to serve as a source of strength to the Bank with respect to the Independent Foreclosure Review to be replaced with the obligations specified in this amendment to the 2011 Board Consent Order (the “Amendment”);

WHEREAS, the board of directors of PNC, at a duly constituted meeting, adopted a resolution authorizing and directing George P. Long, III to enter into this Amendment to the 2011 Board Consent Order on behalf of PNC, and consenting to compliance by PNC and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)), with each and every applicable provision of the 2011 Board Consent Order as amended by this Amendment.

NOW, THEREFORE, IT IS HEREBY ORDERED pursuant to section 8(b) of the FDI Act (12 U.S.C. § 1818(b)) that the 2011 Board Consent Order is amended as follows:

1. The recitations of the 2011 Board Consent Order are not amended.

2. Paragraph 1 of the 2011 Board Consent Order is amended in the last clause only to read as follows: “taking steps to ensure that the Bank complies with the Consent Order issued by the OCC, as amended on February 28, 2013, regarding the Bank’s residential mortgage loan servicing activities.”

3. Paragraphs 2 through 11 of the 2011 Board Consent Order are not amended.

4. Paragraph 12 of the 2011 Board Consent Order is stricken and replaced with the following:

“12. Except as otherwise provided in this paragraph 12, the Board of Governors hereby agrees not to initiate any further enforcement actions, including for civil money penalties, against PNC and its affiliates, successors and assigns, with respect to (a) the conduct described in the WHEREAS clauses of this Order or in Article I of the Consent Order issued by the OCC (“OCC Consent Order”) regarding the Bank’s residential mortgage loan servicing activities, (b) the matters addressed in Article VII of the OCC Consent Order, including matters relating to the work or findings of the independent consultant to the Bank retained under Article VII or independent legal counsel to the independent consultant, and (c) any other past mortgage servicing and foreclosure-related practices that are addressed by this Order. The preceding release and discharge in paragraph 12(c) applies only with respect to borrowers in the In-Scope Borrower Population, as defined in the February 28, 2013 amendment to the OCC Consent Order. The foregoing release and discharge shall not preclude or affect (i) any right of the Board of Governors (A) to assess a civil money penalty against PNC for the conduct addressed in the Order and to determine and ensure compliance with any such penalty action or (B) to determine and ensure compliance with this Order, as amended herein, or (ii) any proceedings brought by the Board of Governors to enforce the terms of the Order.

5. Paragraph 13 of the 2011 Board Consent Order is not amended.

By Order of the Board of Governors effective this 28th day of February, 2013.

THE PNC FINANCIAL SERVICES		BOARD OF GOVERNORS OF THE
GROUP, INC.		FEDERAL RESERVE SYSTEM

By:	/s/ George P. Long. III	By:	/s/ Robert deV. Frierson
	George P. Long, III		Robert deV. Frierson
	Corporate Secretary		Secretary of the Board

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